Exhibit 3.1

ARTICLES OF AMENDMENT OF

WASHINGTON BANKING COMPANY

Washington Banking Company, a corporation organized and existing under the laws of the State of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 of the Revised Code of Washington, does hereby certify and submit for filing these Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is Washington Banking Company.

SECOND: Article III of the Corporation’s Amended and Restated Articles of Incorporation is amended to provide that the aggregate number of shares which the Corporation is authorized to issue is thirty-five million (35,000,000) common shares with no par value per share, and twenty-six thousand three hundred eighty (26,380) preferred shares with no par value per share.

THIRD: The foregoing amendment was adopted by the Corporation’s board of directors on October 22, 2009.

FOURTH: The Corporation’s shareholders, at a special meeting called and legally held on November 12, 2009, duly approved the foregoing amendment in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

FIFTH: These Articles of Amendment are effective upon filing with the Secretary of State of the State of Washington.

SIGNATURE

The Corporation has caused these Articles of Amendment to be signed by John L. Wagner, its President and Chief Executive Officer, this 12th day of November, 2009.

This document is hereby executed under penalties of perjury and is, to the best of my knowledge, true and correct.

By:	/s/ John L. Wagner
Name:	John L. Wagner
Title:	President and Chief Executive Officer
Washington Banking Company